Exhibit 10.1

LEVI STRAUSS & CO.

LONG-TERM INCENTIVE PLAN

—CONFIDENTIAL—

December 1, 2003

1. Introduction

This is the official document for the Long-Term Incentive Plan of Levi Strauss & Co. (the “Plan”), which contains the exclusive and complete description of the terms of this Plan. The Company reserves the right to amend the Plan from time to time or to terminate the Plan at any time.

The Plan replaces the former Leadership Shares Plan. The Plan is designed to focus on business priorities for the Company’s 2004 fiscal year (the “Plan Year”). Employees in the Executive, Leader and Management bands in the United States are eligible to participate. Eligibility outside the U.S. is determined on a regional basis.

2. Purpose of the Plan

The purpose of the Plan is to:

•	Align Eligible Employee and shareholder interests;

•	Recognize and reward Eligible Employees who make substantial contributions to the Company;

•	Tie incentive opportunity to external competitive pay practices, and internally to the Company’s total compensation objectives; and

•	Encourage continuation of excellent service.

3. Defined Terms

A.	Active Employment means the Eligible Employee is on the active payroll of the Company and has not experienced a voluntary or involuntary termination of employment with the Company, including discharge for any reason, resignation, layoff, death, Retirement or Long-Term Disability. An approved leave of absence is considered Active Employment.

B.	Award Payout means the cash payable to a Participant under the Plan as described in Sections 7 and 8 of the Plan. The amount of the Award Payout is in the sole and exclusive discretion of the Company.

C.	Bank Agreement Compliance means that the Company has satisfied all of the terms and conditions, and has not triggered an event of default, under the Company’s credit agreement dated January 31, 2003, or any subsequent credit agreement in effect during the Plan Year.

D.	Committee means the Human Resource Committee of the Board of Directors of the Company.

E.	Company means Levi Strauss & Co. and its participating Subsidiaries.

F.	Controllable Cash Flow means current year EBITDA plus the change in Management Investment from the prior fiscal year, less capital expenditures, as determined under the Company’s audited financial statements.

G.	Debt Plan means a Net Debt that does not exceed the financial plan target for the Plan Year. “Net Debt” means the Company’s total debt under its current credit agreement minus cash.

H.	EBITDA means earnings before interest, taxes, depreciation and amortization, as determined under the Company’s audited financial statements.

I.	Eligible Employee means, in the United States, each employee of the Company who is in Active Employment and who is classified by the Company in the Executive, Leader or Management bands. Outside the U.S., the term “Eligible Employee” is determined on a regional basis. The term “Eligible Employee” excludes anyone not classified by the Company as an employee in the Executive, Leader or Management bands, and anyone who is classified as an independent contractor or consultant, and anyone who provides services to the Company pursuant to a contract between the Company and a third party organization.

J.	Equity Growth means the change in the Company’s year-to-year EBITDA times a multiple of 4, plus Controllable Cash Flow. For the Plan Year, the equation may be stated as follows:

[(2004 EBITDA - 2003 EBITDA) x 4] + Controllable Cash Flow = 2004 Equity Growth

K.	Long-term Disability means the Eligible Employee is disabled within the meaning of, and eligible for benefits under, a long-term disability program or equivalent program maintained by the Company or a Subsidiary employing the Eligible Employee.

L.	Management Investment means management assets (excluding property, plant and equipment) minus management liabilities, as determined in the Company’s audited financial statements. The term “management” refers to balance sheet items that are under the control of Company management, as determined by the Company.

M.	Participant means an Eligible Employee who meets the participation requirements under Section 5.

N.	Plan means the Levi Strauss & Co. Long Term Incentive Plan, as set forth herein and as amended from time to time.

O.	Plan Administrator means the Committee.

P.	Plan Year means the Company’s 2004 fiscal year.

Q.	Retirement or Retire means termination of employment by an Eligible Employee who has met the age and service requirement as defined and determined under the pension plan applicable to the Eligible Employee.

R.	Subsidiary means any corporation of which more than 50% of the outstanding shares having ordinary voting power are owned or controlled by the Company, and any other entity that the Board of Directors of the Company, in its sole discretion, deems to be a Subsidiary.

4. Effective Date and Termination Date

The Plan is effective only with respect to the Company’s 2004 fiscal year.

5. Eligibility and Participation

A.	Eligibility. The Plan covers each employee of the Company or any Subsidiary who is in Active Employment and who is classified by the Company in the Executive, Leader or Management bands during the Plan Year. Employees situated outside of the United States may be subject to other eligibility criteria, as determined on a regional basis. These individuals are referred to herein as “Eligible Employees.” Eligibility for this Plan does not require any sign-up, decision making, investment or contribution of money on the part of the Eligible Employee.

B.	Participation. To qualify to participate in each Award Payout, an Eligible Employee must be in Active Employment not later than certain start dates and must remain in Active Employment through certain end dates as follows:

1)	First Payout. The Eligible Employee must be in Active Employment not later than March 31, 2004, and remain in Active Employment as an Eligible Employee through July 1, 2004.

2)	Second Payout. The Eligible Employee must be in Active Employment not later than August 31, 2004, and remain in Active Employment as an Eligible Employee through February 1, 2005.

3)	Third Payout. The Eligible Employee must be in Active Employment not later than August 31, 2004, and remain in Active Employment as an Eligible Employee through July 1, 2005.

6. Performance Measures

Each Award Payout is subject to a separate and discreet set of measures as described below.

A.	First Payout. The first Award Payout will be triggered if the Company achieves Bank Agreement Compliance through the fiscal quarter ended May 30, 2004.

B.	Second Payout. The second Award Payout will be triggered if, for the Plan Year, the Company achieves (i) target Equity Growth (Compny-wide), (ii) Bank Agreement Compliance as of the end of the Plan Year, and (iii) its target Debt Plan.

C.	Third Payout. The third Award Payout will be triggered if the Company achieves Bank Agreement Compliance as of the fiscal quarter ended May 29, 2005.

7. Award Payouts and Allocation Schedule

A.	First Payout. The first payout, which represents twenty percent (20%) of the Award Payout, will occur in July 2004.

B.	Second Payout. The second payout, which represents forty percent (40%) of the Award Payout, will occur in February 2005.

C.	Third Payout. The third payout, which represents forty percent (40%) of the Award Payout, will occur in July 2005.

8. Special Award

If the Company meets the performance measures described in Section 6 above, the Company may, in its discretion, also payout a special supplemental Award Payout which is intended as an additional motivation and retention incentive to Eligible Employees who are critical to (i) delivering the Company’s performance commitments and (ii) the future success of the Company.

9. Offset for Leadership Shares

This Plan was created under the assumption that Leadership Shares under the Leadership Shares Plan have no value. In the event that Leadership Shares have value, the payments under this Plan may be offset by any payments under the Leadership Shares Plan. The method and extent of any such offset shall be in the sole discretion of the Plan Administrator.

10. Exchange Rates

Award Payouts will be paid in local currency. For Award Payouts outside of the U.S., the exchange rate will be determined using the Bloomberg exchange rate as of the first business day of the month in which the Award Payout is paid. For example, the exchange rate for the first payout will be the Bloomberg rate as of July 1, 2004.

11. Tax Withholding

The Company or Subsidiary, as applicable, will deduct from all Award Payouts any and all applicable taxes (e.g., federal, state, local or other taxes of any kind) required by law to be withheld with respect to such Award Payouts.

12. No Tax, Financial, Legal or Other Advice

The Company or any Subsidiary has not provided and will not provide any tax, financial, legal, or other advice related to participation in the Plan, including, but not limited to, tax or financial consequences of participating in the Plan. No provision of the Plan, or any document or presentation about the Plan given to Eligible Employees, will be interpreted as reflecting such advice.

13. Employment Rights

Neither this document nor the existence of the Plan is intended to or does imply any promise of continued employment by the Company. Employment may be terminated with or without cause, and with or without notice, at any time, for any reason, at the option of the Company or the employee. No one other than the Board of Directors of the Company, Chief Executive Officer, President or a Senior Vice President of LS&CO. may approve an agreement with an employee that guarantees his or her employment. Such an agreement must be in writing and signed by such an authorized individual.

14. Other Benefits

No creation of interests, or payment of cash, under this Plan will be taken into account in determining any benefits under any compensation, pension, retirement, savings, profit sharing, group insurance, welfare or other employee benefit plan of the Company or any Subsidiary.

However, an Eligible Employee may be eligible to elect to defer Award Payouts under the terms of the Levi Strauss & Co. Deferred Compensation Plan for Executives. Please refer to the terms of such Plan for information regarding possible deferral elections.

15. Unfunded Status

The Plan is unfunded. A Eligible Employee’s right to receive Award Payouts under the Plan is an unsecured claim against the general assets of the Company, or Subsidiary, as applicable. Although the Company or a Subsidiary may establish a bookkeeping reserve to meet its obligations, any rights acquired by any Eligible Employee are no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

The Company or any Subsidiary is not required to segregate any assets for Award Payouts, and neither the Company, any Subsidiary, Board of Directors, Committee or the Administrator is deemed to be a trustee as to any Award Payout under this Plan. Any liability of the Company or Subsidiary to any Eligible Employee under this Plan is based solely upon any contractual obligations that may be created by this Plan. No provision of the Plan, under any circumstances, gives an Eligible Employee or other person any interest in any particular property or assets of the Company or its Subsidiaries. No Award Payout is deemed to be secured by any pledge of, or other encumbrance or security interest in, any property of the Company, or any Subsidiary. Neither the Company, any Subsidiary, the Board of Directors, the Committee, nor the Administrator is required to give any security or bond for the performance of any obligation that may be created under this Plan.

16. Not Stock; No Stockholder Rights

The Equity Growth measurement tool does not infer that the Company or any Subsidiary will issue stock, stock options, stock appreciation rights or the like to participants.

17. No Limit on Capital Structure Changes

The establishment and operation of this Plan, including the granting of eligibility to an Award Payout, will not limit the ability of the Company or of any Subsidiary to reclassify, recapitalize, or otherwise change its capital or debt structure; to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize; to pay dividends or make other distributions to stockholders; to repurchase stock or to issue stock; or to take any action in respect of its manufacturing, marketing, distribution, merchandising, operations, management, or any other aspect of its business.

Eligible Employees under the Plan are not entitled to anything (other than as may be reflected through the Equity Growth measure) if the Company completes any transaction or takes any action contemplated by the preceding paragraph.

Notwithstanding the above, the Committee may, in its discretion, adjust the manner in which the performance measures are calculated at any time or from time to time to take account of changes in the Company’s business that the Committee believes affect the relationship between the Company’s performance and such value.

18. Plan Administration

The Plan is administered by the Committee. The Committee may delegate its authority as Plan Administrator to such other person or persons as the Committee designates from time to time. In administering the Plan, the Committee may, at its option, employ compensation consultants, accountants and counsel and other persons to assist or render advice and other services, all at the expense of the Company.

The Committee has the power, in its sole discretion, to interpret the Plan and to adopt rules and procedures it deems appropriate for the administration and implementation of the Plan. Such rules and procedures include, without limitation, procedures for making required calculations and applying formulas including the definition and amount of Equity Growth.

All determinations and interpretations under the Plan for all matters including, without limitation, due under the Plan, are conclusive and binding on all affected individuals.

19. Amendment, Modification, or Termination of Plan

The Committee may modify, amend or terminate any and all provisions of the Plan at any time during its existence, and establish rules and procedures for its administration, at its discretion and without notice.

Notwithstanding the provision above, the Administrator may amend and modify the Plan to comply with or conform to local law, regulation or custom. Such amendments and modifications can have limited application to a specific Subsidiary, division, or jurisdiction and need not apply to all Eligible Employees.

20. Severability

If any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision were not part of the Plan.

21. No Waiver

Failure of the Company to enforce at any time any provision of this Plan shall in no way be construed to be a waiver of such provision or any other provision of the Plan.

22. Governing Law

The Plan and all Award Payouts hereunder will be governed by the laws of the State of California. In applying the laws of the State of California, its rules on choice of law will be disregarded.

23. All Provisions

This official Plan document represents the exclusive and complete statement of the terms of the Plan, and supersedes any and all prior or contemporaneous understandings, representations, documents, and communications between the Company or any Subsidiary and any Eligible Employee, whether oral or written, relating to its subject matters. In the event of any conflict between the provisions of this official Plan document, as amended from time to time, and any other document or presentation describing or otherwise relating to the Plan, this official document shall control.

24. Adoption

To record the adoption of the Long-Term Incentive Plan, the Company has caused its duly authorized officer to execute this document.

Levi Strauss & Co.

By:	/s/ Fred Paulenich
Fred Paulenich

Date:	December 1, 2003